Exhibit 99.1

INSPIRED ANNOUNCES PROPOSED SALE OF UK HOLIDAY PARKS BUSINESS TO GENDA INC.

NEW YORK, AUGUST 27, 2025 –- Inspired Entertainment, Inc. (“Inspired” or the “Company”) (NASDAQ: INSE), a leading B2B provider of gaming content, technology, hardware, and services, today announced that it has entered into a definitive agreement with GENDA Inc. (“GENDA,” TSE:9166), a global entertainment company, relating to the sale of Inspired’s UK holiday parks business and certain associated leisure assets (“Indigo NewCo Limited”) for total consideration of approximately £18.6 million ($25.1 million1) in cash, subject to customary adjustments and closing conditions. In addition, Inspired will provide gaming content and platform services on a recurring revenue basis to Indigo NewCo Limited.

Lorne Weil, Executive Chairman of Inspired, said: “This transaction is the next step in the ongoing evolution of our strategy as we continue to move toward a more digital and scalable model, which offers stronger long-term growth potential and a higher margin profile. The sale of the holiday parks business helps to further align our portfolio, increasing our digital EBITDA mix and improving our company-wide EBITDA margin. It also streamlines our operations, moving us towards a more agile, less capital and labor intensive structure with increased flexibility in capital allocation. Overall, it aligns with our strategy and our focus on building value sustainably over time.”

The sale agreement relates to Inspired’s business of operating and managing more than 11,000 amusement and gaming machines across approximately 170 family entertainment centers and adult gaming centers located within holiday parks and other entertainment venues throughout the UK. This business is currently reported in Inspired’s Leisure segment.

The transaction is anticipated to close in the fourth quarter of 2025, subject to required regulatory approvals and other customary closing conditions. Net proceeds of the sale will primarily be used to pay down debt.

Global Leisure Partners served as the exclusive financial advisor to Inspired and Brown Gibbons Lang & Company served as the exclusive financial advisor to GENDA. Hugh James served as legal advisor to Inspired and Hill Dickinson served as legal advisor to GENDA.

(1) USD equivalent based on an exchange rate of 1.35 GBP/USD as of August 26, 2025; actual amount will vary with exchange rates at closing.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, social and leisure operators across land-based and mobile channels around the world. Inspired’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. Inspired operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for approximately 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 32,000 retail venues and various online websites; digital games for 170+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 16,000 terminals.

Additional information can be found at www.inseinc.com.

About GENDA

“More fun for your days”

To realize this Aspiration, GENDA is an entertainment company that aims to build a global entertainment network and increase the “total amount of fun” distributed throughout the world. GENDA operates a wide range of businesses in entertainment, including Amusement, Karaoke, Character Merchandising, Food & Beverage and Contents & Promotions (movies, interactive contents, etc.). GENDA operates approximately 1,000 amusement arcades such as “GiGO” and the karaoke chain “Karaoke BanBan” in Japan and abroad, as well as approximately 14,000 mini-locations (mainly a gaming corner with 30 or less game machines installed). GENDA operates in Japan, the United States, mainland China, Hong Kong, Taiwan, the United Kingdom, Vietnam, the Netherlands and Canada.

Company name: GENDA Inc.

Representative: Representative Director, President and CEO Nao Kataoka

Established: May 2018

Location: 6F Tokyo Shiodome Building, 1-9-1 Higashi-Shinbashi, Minato-ku, Tokyo

Web site: https://genda.jp/en

GENDA IR page: https://genda.jp/en/ir

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date and Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law. You are advised to review carefully the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended December 31, 2024, and in subsequent quarterly reports on Form 10-Q, which are available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov and on Inspired’s website at www.inseinc.com.

Contact:

For Investors

IR@inseinc.com

+1 646 620-6737

For Press and Sales

inspiredsales@inseinc.com